Astea Reports Profitable First Quarter 2011 Results

49% Increase in Overall Revenues, 130% Increase in Software License Revenues, and 27% Increase in Service and Maintenance Revenues

HORSHAM, Pa., May 12, 2011 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today released financial results for the first quarter of 2011.

For the quarter ended March 31, 2011, Astea reported revenues of $7.0 million which were 49% greater than revenues of $4.7 million for the same period in 2010. Net income available to shareholders for the quarter was $.6 million or $.16 per share, compared to a net loss of $1.2 million or ($.33) per share for the same period in 2010. Software license revenues of $2.3 million were 130% higher than revenues of $1.0 million for the same period in 2010. Service and maintenance revenues of $4.7 million were 27% higher when compared to revenues of $3.7 million for the same period in 2010.

"We are very happy to report a second consecutive profitable quarter, exemplifying our leadership position in the service management software industry. We successfully signed some very significant deals this quarter. Furthermore, we also launched a number of large deployment expansion projects with existing customers. One of our largest project expansions will eventually be deployed to more than 20 countries. These projects will generate a consistent stream of revenue activity for both additional licenses as well as professional services throughout 2011 and 2012. Because of the increasing demand for professional services, we are actively adding additional resources around the world. In addition, we are leveraging our premier system integration partner ecosystem to support these global projects," stated Zack Bergreen, CEO of Astea International.

Bergreen continued, "Our constant innovation and proven experience in service management are a unique combination in the industry that consistently generates positive results for our customers. It has become evident that Astea is one of the few vendors that can offer a full range of software and services across the entire service management lifecycle. For companies in which service is strategic and mission critical, we provide powerful solutions that seamlessly fit within their existing infrastructure. Our software can grow with them as their service operations grow."

FIRST QUARTER HIGHLIGHTS

  Attained an impressive set of new customers such as the number one manufacturer in the world of water heating products, headquartered in Japan, who will be deploying Astea's end-to-end Astea Alliance suite and mobility solution for 4,000 users. This new customer was a result of Astea's strategic partnership with ITOCHU Techno-Solutions Corporation ("CTC"). The partnership combines CTC's deep IT services expertise and systems integration experience with Astea's global service lifecycle management and mobility solutions and has been a significant driver of new business for Astea in Japan. Astea reports that their Japanese office and their customers remain operational. Astea's employees and partners continue to move forward with new sales and implementations.
  Astea also signed a significant agreement with a leading supplier to the fuel industry with retail POS (point-of-sale) computer systems, including fuel dispensing and credit card processing equipment. This company sells and services their equipment to car rental companies, local governments, oil companies, fuel retailers, and truck fleet operators. They will be deploying the entire Astea Alliance suite initially in Australia and New Zealand and then plan to expand into multiple countries.
  Astea had a significant deployment go-live for 1,000 users with one of Asia's leading providers of integrated IT services and solutions, for their entire Astea Alliance solution suite. There will soon be further expansion for this company into additional countries.
  This quarter Astea also sold additional licenses to existing customers for both the Astea Alliance and FieldCentrix solutions, as customers continued to expand configurations and deploy additional users and modules.

Astea will host a conference call that will be broadcast live over the Internet on May 13, 2011 at 11:00 AM ET to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2011 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

This press release contains forward-looking statements that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2010, as supplemented in the 10-Q for the Quarter ended March 31, 2011 as filed with the Securities and Exchange Commission.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com